UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 23, 2014 (July 18, 2014)

CHAPARRAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (405) 478-8770
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.
As discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, our Board approved selling our Ark-La-Tex, Permian Basin, Central Basin, Gulf Coast, and North Texas properties in five property packages to implement our strategy of focusing our operations in the Mid-Continent area. As part of this divestiture, we entered into two purchase and sale agreements (the “Agreements”) on April 25 and May 30, 2014, with RAM Energy, LLC (“RAM”), to sell our ownership interests in our Ark-La-Tex and Central Basin properties for a purchase price of $51.0 million and $48.6 million, respectively. We previously filed Form 8-Ks on April 30 and May 30, 2014, related to these divestitures. We completed the sale of both packages to RAM on July 18, 2014 for cash proceeds, net of closing adjustments of $48.5 million for the Ark-La-Tex package and $45.9 million for the Central Basin package. With both closings, we have now sold four of the five packages in our divestiture plan for a total gross purchase price of $249.8 million or $244.5 million net after closing adjustments. The sale proceeds are subject to post- closing adjustments to be determined within 90 days subsequent to each respective closing. The remaining package for our Gulf Coast properties is still being actively marketed.
Upon closing the sales to RAM discussed above, the borrowing base under our senior secured revolving credit facility was reduced from $532.0 million to $484.5 million. Proceeds from these sales were utilized to pay-down borrowings under our senior secured revolving credit facility.

 SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 23, 2014	CHAPARRAL ENERGY, INC.

	By:	/s/ JOSEPH O. EVANS
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President